Issuer Free Writing Prospectus Dated November 30, 2015 Filed pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333-190011

Issuer Free Writing Prospectus
Dated November 30, 2015
Filed pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-190011



Subordinated Debt Offering

NYSE: SNV
November 30, 2015

SYNOVUS®
the bank of here

Forward-looking Statements and Registration Statement

Forward Looking Statements

This slide presentation and certain of our other filings with the Securities and Exchange Commission contain statements that constitute "forward-looking statements" within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus' use of words such as "believes," "anticipates," "expects," "may," "will," "assumes," "should," "predicts," "could," "should," "would," "intends," "targets," "estimates," "projects," "plans," "potential" and other similar words and expressions of the future or otherwise regarding the outlook for Synovus' future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, among others, (1) statements on credit trends and key credit metrics; (2) future loan and deposit growth and deposit ratios; (3) future net interest margin; (4) future non-interest income; (5) future adjusted non-interest expense levels; (6) our capital management plan, including our share repurchase program; (7) our strategy and initiatives for future growth; (8) statements related to talent acquisition and its future impact; and (9) our assumptions underlying these expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus' management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this presentation. Many of these factors are beyond Synovus' ability to control or predict.

These forward-looking statements are based upon information presently known to Synovus' management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in Synovus' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 under the captions "Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors" and in Synovus' quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Registration Statement

Synovus has filed a shelf registration statement (File No. 33-190011) (including base prospectus) and related preliminary prospectus supplement dated November 30, 2015 with the Securities and Exchange Commission (the "SEC") for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and related applicable preliminary prospectus supplement and any other documents that Synovus has filed with the SEC for more information about Synovus and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Sandler O'Neill + Partners, L.P. toll-free at 866-805-4128.

Use of non-GAAP Financial Measures

Use of Non-GAAP Financial Measures

This slide presentation contains certain non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles. Such non-GAAP financial measures include the following: adjusted non-interest income; adjusted non-interest expense; adjusted efficiency ratio; adjusted pre-tax, pre-credit costs income; low-cost core deposits; average core deposits; average core deposits excluding average state, county, and municipal deposits; Tier 1 common equity ratio; and the tangible common equity to tangible assets ratio. The most comparable GAAP measures to these measures are total non-interest income; total non-interest expense; income before income taxes; total deposits; and the ratio of total equity to total assets, respectively. Management uses these non-GAAP financial measures to assess the performance of Synovus' core business and the strength of its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus' operating results, financial strength and capitalization. The non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant charges for credit costs and other factors. Adjusted pre-tax, pre-credit costs income is a measure used by management to evaluate core operating results exclusive of credit costs as well as certain income/expenses. Adjusted non-interest income is a measure used by management to evaluate non-interest income exclusive of net investment securities gains and other non-recurring income items. Adjusted efficiency ratio and adjusted non-interest expense are measures utilized by management to measure the success of expense management initiatives focused on reducing recurring controllable operating costs. Low-cost core deposits, average core deposits, and average core deposits excluding state, county, and municipal deposits are measures used by management to evaluate organic growth of deposits and the quality of deposits as a funding source. The Tier 1 common equity ratio and the tangible common equity to tangible assets ratio are used by management to assess the strength of our capital position. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The computations of the non-GAAP financial measures used in this slide presentation are set forth in the Appendix to this slide presentation.

Terms of proposed offering

- **Issuer:** Synovus Financial Corp. (NYSE: SNV)
- **Security:** Fixed-to-Floating Subordinated Notes due December 2025
- **Denominations:** Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof
- **Ratings:** S&P BB-, Fitch BB+
- **Maturity:** December 15, 2025
- **Redemption:** The notes will be redeemable by SNV beginning with the interest payment date of December 15, 2020 and on any interest payment date thereafter, at a redemption price of par plus accrued and unpaid interest. The notes may also be redeemed at any time if (i) a change or prospective change in law occurs which could prevent SNV from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the notes from being recognized as Tier 2 capital, or (iii) SNV is required to register as an investment company under the Investment Company Act of 1940, as amended
- **Covenants:** Consistent with regulatory requirements for Tier 2 capital
- **Use of Proceeds:** General corporate purposes
- **Lead Manager:** **Sandler O'Neill + Partners, L.P.**

Franchise Overview

Company Overview

- A financial services company based in Columbus, Georgia providing commercial and retail banking, investment, and mortgage services
- Began in 1888 and currently services customers through 28 locally-branded divisions that reflect our deep ties to the communities we serve
- Top five market share in markets that represent ~80% of core deposit franchise
- Key differentiators:
  - Locally-branded, relationship-based banking approach
  - Presence in some of the strongest markets in the growing Southeast
  - Strong and tenured team of core and specialty bankers



	2012	2013	2014	YTD Sep 2015
Balance Sheet ($bn)				
Assets	$ 26.8	$ 26.2	$ 27.1	$ 28.2
Loans	19.5	20.1	21.1	21.9
Deposits	21.1	20.9	21.5	22.8
Profitability ($mn)				
Net Income	$ 830.2	$ 159.4	$ 195.2	$ 167.7
Growth Year over Year	NM	NM	22.5%	18.0%
Asset Quality				
NPLs / Loans	2.78%	2.08%	0.94%	0.72%
NCOs / Avg. Loans	2.45%	0.69%	0.39%	0.15%[1]
Capital Ratios				
Tier 1 Common[2][3]	8.72%	9.93%	10.28%	10.60%
Leverage[4]	11.00%	9.13%	9.67%	9.45%
TCE/TA[2]	9.66%	10.68%	10.69%	10.18%

(1) Annualized
(2) Non-GAAP financial measure; see appendix.
(3) 2015 ratio is Common Equity Tier 1 ratio and is based on Basel III transitional. Ratios for all prior periods are Tier 1 Common Equity ratios and are all based on Basel I rules
(4) 2015 ratio is Basel III transitional. Ratios for all prior periods are based on Basel I rules.

Management Team

Name	Age	Position
Kessel D. Stelling	58	Chairman of the Board, Chief Executive Officer and President
D. Wayne Akins, Jr.	51	Executive Vice President and Chief Retail Banking Officer
Roy Dallis Copeland, Jr.	46	Executive Vice President and Chief Community Banking Officer
Mark G. Holladay	59	Executive Vice President and Chief Risk Officer
Kevin J. Howard	50	Executive Vice President and Chief Credit Officer
Allan E. Kamensky	53	Executive Vice President, General Counsel and Secretary
Curtis J. Perry	52	Executive Vice President and Chief Corporate Banking Officer
Thomas J. Prescott	60	Executive Vice President and Chief Financial Officer
J. Barton Singleton	51	Executive Vice President and President, Financial Management Services

Management and Board have made significant structural changes to transform the Company

- **Improved corporate governance by strengthening the Company's Board of Directors**
  - Non-classified Board elected by majority vote standard and led by an Independent Lead Director
  - 12 of 13 Board members independent
  - 8 of 13 first elected in the last 5 years, enhancing the financial, risk management, and strategic expertise of the Board
- **Established an Enterprise Risk Management Program in 2008 which strengthened the governance process through accountability to the Board, Management Risk Committees, and Lines of Business**
  - Established Risk Committee of the Board, comprised solely of independent directors
  - Developed a risk appetite and set policy limits
  - Provide quarterly reporting of the Company's risk profile through a dashboard of key risks
- **Meaningful changes in credit policy resulting in improved credit metrics and higher quality, well-balanced loan portfolio**
  - Centralized underwriting, monitoring, and problem asset resolution
  - Established limits on commercial real estate lending, particularly construction and land
- **Enhancements to liquidity risk and capital management**
  - Added additional stress testing and sensitivity analysis in addition to enhanced policies, including an increase in overall liquidity requirements
  - Implemented an enterprise-wide capital stress testing program in line with DFA requirements twelve months prior to required implementation by supervisory agencies

Enterprise risk management framework

- In 2008, Synovus adopted a formal risk framework with centralized oversight through the Audit Committee of the Board.
- In 2011, the Company established a Board-level Risk Committee which segregated audit and risk oversight to enhance the strategic focus of risk and reduce the burden with the Audit Committee members.
- Today, roles and responsibilities for Board Committees are clearly defined with respect to risk oversight.
- During this time period, the Company has gone through significant transformation, a considerable amount of which was a result of the risks that were elevated through the Enterprise Risk Management (ERM) framework. Key highlights of the organizational change include:
  - Moving from 30+ separate bank charters with fiduciary boards to a single bank charter with a single fiduciary board.
  - Migrating from a geographically managed bank model to a line of business model.

Significant changes in Credit Risk Management since 2009 have resulted in a higher quality, well-balanced loan portfolio

- Single and independent credit team reporting to the Chief Credit Officer
  - The independent credit team approves loans for all relationships above $2.5mm, vs. $25mm pre-cycle
- Strict concentration management by loan type and significantly reduced hold limits on large borrowers
- Standardized Credit Administration practices, including:
  - Centralized independent appraisal review
  - Independent construction draw management
  - Monitoring of exceptions to policy helps focus on issues faster
- Single loan policy across all business lines and banking divisions, updated regularly
- Consistent underwriting through implementation of Commercial Credit Centers
- Use of validated scoring models for Consumer and Small Business loans with controlled overrides
- Over 50% of Synovus' loan portfolio, excluding Special Assets, is either credit scored or in an independent dual risk rating model
- Pre-crisis, only approximately 10% of Synovus' portfolio was credit scored, with no dual risk rating system in place
- Centralized management of Special Assets with experienced bankers

Robust concentration policy actively enforced

- Synovus monitors 125 separate categories of loans for concentration risk
  - Loan category concentrations measured as % of RBC and Total Loans
    - CRE – all property types; separate limits for construction vs. perm/mini-perm
    - C&I – by industry, rolled up to two-digit NAICS level
    - Retail – by loan type
    - Business units, including Banking Divisions and Large Corporate
    - Geographical limits
  - In line with regulatory CRE concentration guidelines
    - 100% or less of RBC in residential construction and land-related
    - 300% or less of RBC in non-owner occupied real estate
  - Measure Large Corporate Banking Group by line of business, such as Senior Housing, Equipment Finance, Syndications, etc.
- Reported to Synovus Credit Risk Committee and Risk Committee of the Board on a quarterly basis
- Annual resets and interim adjustments are made, as needed

Key metrics highlight dramatic improvement

(dollars in millions)	2009	2010	2011	2012	2013	2014	Change 2014 vs. 2013	YTD Sep 2015
Profitability								
Net Income (Loss)	$ (1,429)	$ (791)	$ (61)	$ 830	$ 159	$ 195	22.50%	$ 168
Balance Sheet								
Loans, net of deferred fees and costs	$ 25,383	$ 21,586	$ 20,080	$ 19,542	$ 20,058	$ 21,098	5.18%	$ 21,864
Low-cost Core Deposits[1]	$ 14,796	$ 15,437	$ 16,037	$ 16,381	$ 16,285	$ 16,721	2.68%	$ 18,160
Credit Quality								
NPL Ratio	6.13%	4.13%	4.40%	2.78%	2.08%	0.94%	(114) bps	0.72%
NCO Ratio	5.37%	5.82%	2.84%	2.45%	0.69%	0.39%	(30) bps	0.15%[2]
Capital								
Tier 1 Common Equity Ratio[1][3]	6.66%	8.63%	8.49%	8.72%	9.93%	10.28%	35 bps	10.60%
Leverage Ratio[4]	8.12%	9.44%	10.08%	11.00%	9.13%	9.67%	54 bps	9.45%
Tangible Common Equity Ratio[1]	5.74%	6.73%	6.81%	9.66%	10.68%	10.69%	1 bp	10.18%

(1) Non-GAAP financial measure, see appendix
(2) Annualized
(3) 2015 ratio is Common Equity Tier 1 ratio and is based on Basel III transitional. Ratios for all prior periods are Tier 1 Common Equity ratios and are all based on Basel I rules.
(4) 2015 ratio is Basel III transitional. Ratios for all prior periods are based on Basel I rules.

3Q15 Highlights

- Net income of $58.0 million
- Adjusted pre-tax, pre-credit costs income(1) of $104.7 million increased $1.1 million or 1.1% vs. 2Q15 and $1.2 million or 1.2% vs. 3Q14
- Credit quality trends remained favorable
  - NPL ratio declined to 0.72% from 0.81% in 2Q15
- Total loans grew $369.4 million or 6.8%(4) vs. 2Q15 and 6.2% vs. 3Q14
- Average core deposits(1) grew $592.2 million or 11.2%(4) vs. 2Q15 and 10.6% vs. 3Q14
- Capital ratios remained strong
  - CET1 ratio of 10.60%

(in thousands)	3Q15	2Q15	3Q14
Net interest income	$207,790	$203,644	$206,263
Adjusted non-interest income(1)	67,059	66,847	63,985
Adjusted non-interest expense(1)	170,131	166,872	166,754
Adjusted pre-tax, pre-credit costs income(1)	104,718	103,619	103,494
Investment securities gains, net	-	1,985	-
Credit costs(2)	10,300	12,811	15,701
Litigation contingency/settlement expenses(3)	-	4,400	12,349
Restructuring charges	69	5	809
Visa indemnification charges	363	354	1,979
Income before taxes	93,986	88,034	72,656
Income tax expense	36,058	32,242	25,868
Net income	$57,928	$55,792	$46,788

(1) Non-GAAP financial measure; see appendix
(2) Consist of provision for loan losses plus other credit costs; other credit costs include foreclosed real estate expense, unreimbursed appraisal fees, and provision for unfunded commitments
(3) 3Q15 amount is not reported separately as amount is not material.
(4) Annualized

Total loans grew $369.4 million or 6.8%* sequentially



Total Loans
(in billions)
$20.59
$21.10
$21.11
$21.49
$21.86
(in millions)
Sequential quarter total loan growth:
3Q14 $132.8
4Q14 $509.1
1Q15 $8.5
2Q15 $388.7
3Q15 $369.4



Composition of 3Q15 Loan Growth
(dollars in millions)
CRE $134.9 7.6%*
C&I $122.4 4.7%*
Retail $111.3 10.9%*

- Total loans grew $369.4 million or 6.8%* vs. 2Q15 and $1.28 billion or 6.2% vs. a year ago
  - Growth across all loan categories with increases in CRE loans of $134.9 million or 7.6%*, C&I loans of $122.4 million or 4.7%*, and retail loans of $111.3 million or 10.9%*
  - All loan growth is organic – not the result of acquisitions
- Experienced growth in specialty lines including corporate real estate, consumer mortgage, senior housing, and equipment finance
- Atlanta, Tampa, Greenville, Jacksonville, and Charleston markets posted strong loan growth
- Expect loan growth in the mid single-digits for 2015

* Annualized growth

Average core deposits[1] grew $592.2 million or 11.2%[2]



Average Core Deposits(1)
(in billions)
$21
$14
$7
$0
$19.44
2.05
3.04
5.67
3.51
5.17
$19.73
2.18
3.03
5.65
3.55
5.32
$20.02
2.23
3.09
5.79
3.54
5.37
$20.91
2.28
3.25
6.04
3.70
5.64
$21.50
2.13
3.27
6.48
3.81
5.81
3Q14
4Q14
1Q15
2Q15
3Q15
Non-interest Bearing
NOW/Savings
Money Market
Time
SCM

- Average core deposits[1] increased $592.7 million or 11.2%[2] vs. 2Q15 and $2.06 billion or 10.6% vs. 3Q14
- Average core deposits excluding state, county, and municipal (SCM) deposits[3] grew $745.7 million or 15.9%[2] vs. 2Q15 and $1.98 billion or 11.4% vs. 3Q14
- Total average deposits of $22.86 billion increased $393.9 million or 7.0%[2] vs. 2Q15 and $1.92 billion or 9.2% vs. 3Q14
- Cost of core deposits of 28 bps was unchanged from 2Q15 and up 4 bps from 3Q14

(1) Average core deposits represent total average deposits less average brokered deposits. Non-GAAP financial measure; see appendix.
(2) Annualized
(3) Non-GAAP financial measure; see appendix.

Investment securities portfolio

Composition of 3Q15
Investment Securities Portfolio


4.05%
1.25%
0.95%
93.75%
Agency Mortgage-Backed
Agency
Treasury
Other

3Q15

- Amortized cost
  $3.46 billion
- Gross unrealized gains
  $38.3 million
- Gross unrealized losses
  $7.6 million
- Fair value (carrying value)
  $3.49 billion
- Weighted average duration
  2.7 years

Net interest income and net interest margin remain stable

(dollars in millions)


$206.3
$203.6
$207.8
3.37%
3.15%
3.14%
3Q14
2Q15
3Q15
Net Interest income
Net Interest Margin

Net Interest Income Sensitivity

Change in short-term interest rates (in b.p.s)	Estimated % increase in net interest income*
+200	7.200%
+100	4.700%

* as compared to unchanged rates (for the next 12 months)

- Net interest income of $207.8 million, up $4.1 million or 2.0% vs. 2Q15
  - 3Q15 included one more calendar day and an increase in average earning assets of $318.2 million
- NIM of 3.14%, down 1 b.p. vs. 2Q15
  - Yield on earning assets of 3.60%, down 1 b.p. from 2Q15
    - Yield on loans decreased 4 b.p.s to 4.10%
    - Average balances at the Fed decreased $215.2 million or 14.4%
  - Effective cost of funds of 0.46%, unchanged from 2Q15
- Expect NIM in 4Q15 to be flat to slightly down from 3Q15 levels
- Positioned to benefit from potential increase in short-term rates

Non-interest income reflects higher core banking fees

- 3Q15 adjusted non-interest income(1) was $67.1 million, up $211 thousand or 0.3% vs. 2Q15 and up $3.1 million or 4.8% vs. 3Q14
  - Core banking fees(2) of $33.9 million increased $1.5 million or 4.7% from 2Q15, driven primarily by higher service charges on deposit accounts and other service charges
  - FMS revenues(3) of $19.8 million increased 0.2% sequentially
  - Mortgage banking income decreased $1.5 million or 20.6% vs. 2Q15, due to a decrease in production volume of 18.4%
  - Gains from sale of SBA loans of $1.1 million vs. $1.4 million in 2Q15; up $922 thousand YTD vs. a year ago

(in thousands)	3Q15	3Q15 vs. 2Q15 % Change	3Q15 vs. 3Q14 % Change
Service charges on deposit accounts	$20,692	4.5%	2.6%
Fiduciary and asset management fees	11,307	(4.5)	0.9
Brokerage revenue	6,946	2.4	(4.6)
Mortgage banking income	5,965	(20.6)	27.9
Bankcard fees	8,333	(2.0)	1.8
Investment securities gains, net	-	nm	nm
Other fee income	5,521	19.9	17.4
Other non-interest income	8,295	6.2	6.5
Total non-interest income	$67,059	(2.6%)	4.8%
Adjusted non-interest income(1)	**$67,059**	**0.3%**	**4.8%**

(1) Non-GAAP financial measure; see appendix.
(2) Include service charges on deposit accounts, bankcard fees, letter of credit fees, ATM fee income, line of credit non-usage fees, and miscellaneous other service charges.
(3) Consist primarily of fiduciary and asset management fees and brokerage revenue.

Continued progress on expense management



(in millions)
$560.1
$503.3
$534.6
$504.4
YTD 3Q14
YTD 3Q15
Headcount: 4,563
4,424
Total Non-interest Expense
Adjusted Non-interest Expense(1)

Adjusted Efficiency Ratio(2)



62.63%
61.91%
YTD 3Q14
YTD 3Q15

- YTD adjusted non-interest expense(1) is $504.4 million, up $1.1 million or 0.2% vs. YTD 2014
  - Employment expense of $285.4 million, up $5.5 million or 2.0% over prior year due primarily to higher variable compensation from higher mortgage and brokerage revenue, annual merit increases, and higher incentive compensation
    - Headcount down 3.0% vs. a year ago reflecting continued implementation of efficiency initiatives
  - Occupancy and equipment expense of $79.7 million is unchanged
  - Other expenses of $139.3 million down $4.7 million or 3.3% driven by lower FDIC insurance and advertising expense
- 2015 adjusted non-interest expense expected to approximate 2014 levels (~$675 million), reflecting continued efficiency efforts and investments in talent and technology
- YTD adjusted efficiency ratio of 61.91%(2)

(1) Excluding litigation contingency/settlement expenses, Visa indemnification charges, restructuring charges, and credit costs. Non-GAAP financial measure; see appendix.
(2) Excludes credit costs,securities gains (losses), litigation contingency/settlement expenses, Visa indemnification charges, gain on sale of branches, and restructuring charges. Non-GAAP financial measure; see appendix.

Continued improvement in credit quality


Total NPLs (1)
(dollars in millions)
vs. 2Q15 vs. 3Q14
ORE ↓ 3% ↓21%
NPAs ↓ 8% ↓32%
$300
$200
$100
$0
1.18% $242
0.94% $198
0.92% $194
0.81% $174
0.72% $158
3Q14 4Q14 1Q15 2Q15 3Q15


Texas Ratio (2)
12%
9%
6%
3%
0%
10.16%
9.10%
8.62%
7.72%
7.12%
3Q14 4Q14 1Q15 2Q15 3Q15


Net Charge-offs (3)
$20
$13
$7
$0
0.24% $12
0.31% $16
0.23% $12
0.10% $5
0.12% $7
3Q14 4Q14 1Q15 2Q15 3Q15


Total Past Dues > 30 Days
$85
$57
$28
$0
0.35% $73
0.24% $51
0.27% $57
0.24% $51
0.18% $39
3Q14 4Q14 1Q15 2Q15 3Q15

(1) Excludes impaired loans held-for-sale
(2) Texas ratio is calculated as follows: Non-performing assets / (Tangible common equity + Allowance for Loan Losses)
(3) As a % of average total loans, annualized

Strong capital ratios

	3Q14	2Q15	3Q15
Common equity Tier 1 ratio	N/A	10.73	**10.60** (1)
Tier 1 common equity ratio	10.60	N/A	**N/A** (1)(2)
Tier 1 capital ratio	11.19	10.73	**10.60** (1)
Total risk-based capital ratio	13.17	12.18	**12.02** (1)
Leverage ratio	9.85	9.48	**9.45** (1)
Tangible common equity ratio(2)	11.04	10.13	**10.18**

- 3Q15 Basel III common equity Tier 1 ratio on a fully phased-in basis estimated at 9.98%

(dollars in millions)	3Q14	2Q15	3Q15
Disallowed deferred tax asset (DTA)	$529.3	384.0	**357.0**
As a % of risk-weighted assets	2.32%	1.57	**1.44** (3)

(1) 2015 ratios are Basel III transitional. 3Q14 ratios were based on Basel I rules.
(2) Non-GAAP financial measure; see appendix.
(3) Tier 1 capital disallowed DTA; CET1 disallowed DTA (Basel III transitional) is $231.3 million at September 30, 2015 compared to $258.2 million at June 30, 2015.

Appendix

Non-interest Income

(dollars in thousands)	3Q15	2Q15	3Q14	3Q15 vs. 2Q15 % Change	3Q15 vs. 3Q14 % Change
Service charges on deposit accounts	$20,692	$19,795	$20,159	4.5%	2.6%
Fiduciary and asset management fees	11,307	11,843	11,207	(4.5)	0.9
Brokerage revenue	6,946	6,782	7,281	2.4	(4.6)
Mortgage banking income	5,965	7,511	4,665	(20.6)	27.9
Bankcard fees	8,333	8,499	8,182	(2.0)	1.8
Investment securities gains, net	-	1,985	-	nm	nm
Other fee income	5,521	4,605	4,704	19.9	17.4
Other non-interest income	8,295	7,812	7,787	6.2	6.5
Total non-interest income	**$67,059**	**$68,832**	**$63,985**	**(2.6%)**	**4.8%**
Adjusted non-interest income*	**$67,059**	**$66,847**	**$63,985**	**0.3%**	**4.8%**

* Non-GAAP financial measure
nm - not meaningful

Non-interest Expense

(dollars in thousands)	3Q15	2Q15	3Q14	3Q15 vs. 2Q15 % Change	3Q15 vs. 3Q14 % Change
Salaries and other personnel expense	$94,341	$94,565	$93,870	(0.2%)	0.5%
Net occupancy and equipment expense	26,937	26,541	26,956	1.5	(0.1)
FDIC insurance and other regulatory fees	6,591	6,767	7,839	(2.6)	(15.9)
Foreclosed real estate expense, net	4,503	4,351	9,074	3.5	(50.4)
Other credit costs	2,842	1,824	2,784	55.8	2.1
Professional fees	6,371	6,417	2,526	(0.7)	152.2
Third-party processing expense	10,844	10,672	10,044	1.6	8.0
Litigation contingency/settlement expenses	-	4,400	12,349	nm	nm
Restructuring charges	69	4	809	nm	nm
Visa indemnification charges	363	354	1,979	2.5	(81.7)
Advertising expense	5,488	2,865	7,177	91.6	(23.5)
Other operating expenses	19,558	19,045	18,342	2.7	6.6
Total non-interest expense	**$177,907**	**$177,805**	**$193,749**	**0.1%**	**(8.2%)**
Adjusted non-interest expense*	**$170,130**	**$166,872**	**$166,754**	**2.0%**	**2.0%**

* Excluding litigation contingency/settlement expenses, Visa indemnification charges, restructuring charges and credit costs. Non-GAAP financial measure.
nm - not meaningful

Adjusted Pre-tax, Pre-credit Costs Income[(1)]

(dollars in thousands)


$103,494
$99,591
$101,025
$103,619
$104,718
3Q14
4Q14
1Q15
2Q15
3Q15

3Q15 vs. 2Q15 Key Drivers
(in millions)
-net interest income ↑$4.1
-adjusted non-interest income [(1)] ↑$0.2
-adjusted non-interest expense[(1)] ↑$3.3

	3Q14	4Q14	1Q15	2Q15	3Q15
Income before income taxes	$72,656	$78,928	$85,812	$88,035	$93,986
Add: Provision for losses on loans	3,843	8,193	4,397	6,636	2,956
Add: Other credit costs[(2)]	11,858	8,213	11,273	6,175	7,344
Add: Restructuring charges	809	3,484	(107)	4	69
Add: Visa indemnification charges	1,979	310	375	354	363
Add: Litigation contingency/settlement expenses[(3)]	12,349	463	-	4,400	-
Subtract: Investment securities gains, net	-	-	(725)	(1,985)	-
Adjusted Pre-tax, pre-credit costs income [(1)]	**$103,494**	**$99,591**	**$101,025**	**$103,619**	**$104,718**

(1) Non-GAAP financial measure
(2) Other credit costs consist primarily of foreclosed real estate expense, net.
(3) Amounts for other periods presented herein are not reported separately as amounts are not material.

Loan Loss Reserve Coverage Trends



(dollars in millions)
1.62%
$319
1.53%
$308
1.49%
$301
1.36%
$278
1.31%
$269
1.24%
$261
1.20%
$253
1.18%
$255
1.15%
$251
92%
95%
100%
178%
176%
197%
198%
202%
206%
71%
74%
78%
107%
111%
132%
130%
147%
159%
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15
3Q15
Loan Loss Reserve
LLR to NPLs
LLR to NPLs (excluding NPLs for which the expected loss has been charged off)

Improving Portfolio Risk Distribution

(dollars in millions)

Risk Category	2Q15	3Q15	3Q15 vs. 2Q15 Change
Pass	$20,405	$20,894	$489
Special Mention	523	455	($68)
Substandard Accruing	393	358	($35)
Non-Performing Loans	174	158	($16)
Total	**$21,495**	**$21,864**	**$369**

Troubled Debt Restructurings

(dollars in millions)


Composition of 3Q15 Performing TDRs
Risk Categories:
Pass
34%
Substandard
57%
Special Mention
9%
Loan Type:
Retail
15%
Inv. Prop.
23%
C&I
31%
Resi. Prop.
21%
Land
9%


Accruing TDR Trends
$409
$348
$313
$269
$240
3Q14
4Q14
1Q15
2Q15
3Q15
Accruing TDRs

- Over 99% of performing TDRs are paid current; there are no 90-day past due performing TDRs
- 43% of performing TDRs are rated better than substandard
- Most TDR designations are due to interest rate concessions
- 70% of performing TDRs are not residential or land-related

Portfolio Distribution by Type

($ in millions)	4Q09		4Q10		4Q11		4Q12		4Q13		4Q14		3Q15	
Investment Properties	$5,897	23.2%	$5,059	23.4%	$4,569	22.8%	$4,376	22.3%	$4,617	23.0%	$5,207	24.7%	$5,558	25.4%
Residential Properties	3,316	13.1	2,103	9.8	1,618	8.1	1,279	6.5	1,185	5.9	1,134	5.4	1,095	5.0
Land Acquisition	1,529	6.0	1,218	5.6	1,095	5.4	794	4.1	705	3.5	586	2.8	538	2.5
Total CRE	**$10,742**	**42.3%**	**$8,380**	**38.8%**	**$7,282**	**36.3%**	**$6,449**	**32.9%**	**$6,507**	**32.4%**	**$6,927**	**32.9%**	**$7,190**	**32.9%**
C&I	10,448	41.1	9,265	42.9	8,929	44.4	9,102	46.6	9,932	49.4	10,267	48.6	10,543	48.2
Retail	4,212	16.6	3,951	18.3	3,880	19.3	4,011	20.5	3,648	18.2	3,934	18.7	4,159	19.0
Total*	**$25,383**	**100.0%**	**$21,586**	**100.0%**	**$20,080**	**100.0%**	**$19,542**	**100.0%**	**$20,058**	**100.0%**	**$21,098**	**100.0%**	**$21,864**	**100.0%**

*Total Loans exclude unearned income, which is not displayed on this table.

Past Dues by Portfolio Type

(dollars in millions)	30-Days + Past Due		Outstanding Balance
	2Q15	3Q15	3Q15
Investment properties	0.0200%	0.0400%	$5,558
1-4 family construction	0	0	159
1-4 family investment mortgage	0	0	777
Residential development	0	1	158
Residential properties	**0.21**	**0.38**	**1,095**
Land for future development	1	0	538
Total CRE	**0.15**	**0.11**	**7,190**
Commercial and industrial	0	0	10,543
Retail	1	0	4,159
Total*	**0.2400%**	**0.1800%**	**$21,864**

*Excludes unearned income of $28.4 million

Net Charge-offs by Type

(dollars in millions, % of average loans annualized)	1Q15		2Q15		3Q15	
Investment properties	($2)	(0.12%)	$2	0.13%	($1)	(0.06%)
1-4 family properties	4	1.38	(1)	(0.33)	1	0.17
Land for future development	1	0.84	(1)	(0.28)	(2)	(1.41)
Total CRE	**3**	**0.21**	**-**	**0.02**	**(2)**	**(0.13)**
Commercial and industrial	3	0.12	3	0.10	6	0.23
Retail	6	0.60	2	0.24	3	0.28
Total net charge-offs	**$12**	**0.23**	**$5**	**0.10**	**$7**	**0.12**

Substandard Accruing Loans



(dollars in millions)
$500
$375
$250
$125
$0
$472
$437
$408
$393
$358
$242
$240
$223
$237
$222
$231
$197
$185
$156
$136
3Q14
4Q14
1Q15
2Q15
3Q15
Other Substandard Accruing Loans
Substandard Accruing TDRs



Composition of 3Q15 Substandard Accruing Loans
18%
18%
4%
5%
54%
Investment Properties
C&I
Retail
Land
Residential

Pro Forma Fixed Interest Coverage[(1)]

(dollars in thousands)	For the Period Ended, 2011	2012	2013	2014	YTD Sep 2015
Total Deposits Interest	$173,885	$95,749	$64,392	$55,180	$48,859
Other Borrowings Interest	$43,717	$54,274	$54,430	$54,228	$39,591
Total Interest Expense	$217,602	$150,023	$118,822	$109,408	$88,450
Pre-Tax Income (Loss)	($59,532)	$31,477	$252,628	$302,559	$267,833
Interest Coverage (including deposit expense)	**0.73x**	**1.21x**	**3.13x**	**3.77x**	**4.03x**
Interest Coverage (excluding deposit expense)	**(0.36x)**	**1.58x**	**5.64x**	**6.58x**	**7.76x**
Holding Company Subordinated Debt Expense (5.75%)[(2)]					**$6,469**
Pro Forma Interest Coverage (including deposit expense)[(3)]					**3.75x**
Pro Forma Interest Coverage (excluding deposit expense)[(4)]					**6.67x**

(1) Proceeds will be used for general corporate purposes
(2) Assumes a gross offering of $150 million and a 5.75% coupon for purposes of this illustration
(3) Calculated as (Pre-tax Income (Loss) + Total Interest Expense)/(Total Interest Expense + Subordinated Debt Expense)
(4) Calculated as (Pre-tax Income (Loss) + Other Borrowings Interest)/(Other Borrowings Interest+ Subordinated Debt Expense)

Non-GAAP Financial Measures

The following tables illustrate the method of reconciling the non-GAAP financial measures used in this slide presentation to the most directly comparable GAAP measure.

(dollars in millions)	2009	2010	2011	2012	2013	2014	Sep 2015
Total deposits	$27,433	$24,500	$22,411	$21,057	$20,877	$21,531	$22,777
Brokered deposits	(5,039)	(3,152)	(1,783)	(1,093)	(1,094)	(1,642)	(1,245)
Core deposits	22,394	21,348	20,628	19,964	19,783	19,889	21,532
Time Deposits	(7,598)	(5,911)	(4,591)	(3,583)	(3,498)	(3,168)	(3,372)
Low-cost core deposits	14,796	15,437	16,037	16,381	16,285	16,721	18,160

(dollars in millions)	2009	2010	2011	2012	2013	2014
Total shareholders' equity	$2,851	$2,998	$2,827	$3,569	$2,949	$3,041
Add/Subtract: Accumulated other comprehensive loss (income)	(85)	(57)	(21)	(4)	41	13
Subtract: Goodwill	(24)	(24)	(24)	(24)	(24)	(24)
Subtract: Other intangible assets, net	(17)	(12)	(9)	(5)	(3)	(1)
Subtract: Disallowed deferred tax assets	(12)	(2)	0	(710)	(619)	(492)
Add: Other items	8	7	8	6	8	7
Subtract: Series C Preferred Stock	-	-	-	-	(126)	(126)
Subtract: Series A Preferred Stock	(928)	(937)	(947)	(957)	-	-
Subtract: Qualified trust preferred securities	(10)	(10)	(10)	(10)	(10)	(10)
Tier 1 common equity	1,783	1,963	1,824	1,865	2,216	2,408
Risk weighted assets	26,782	22,749	21,487	21,388	22,316	23,431
Tier 1 common equity ratio	6.66%	8.63%	8.49%	8.72%	9.93%	10.28%

Non-GAAP Financial Measures, continued

(dollars in millions)

	2009	2010	2011	2012	2013	2014	Sep 2015
Total assets	$32,831	$30,093	$27,163	$26,760	$26,202	$27,051	$28,168
Subtract: Goodwill	(24)	(24)	(24)	(24)	(24)	(24)	(24)
Subtract: Other intangible assets, net	(17)	(12)	(9)	(5)	(3)	(1)	(1)
Tangible assets	$32,790	$30,057	$27,130	$26,731	$26,175	$27,026	$28,143
Total shareholders' equity	$2,851	$2,997	$2,827	$3,569	$2,949	$3,041	$3,017
Subtract: Goodwill	(24)	(24)	(24)	(24)	(24)	(24)	(24)
Subtract: Other intangible assets, net	(17)	(12)	(9)	(5)	(3)	(1)	(1)
Subtract: Series C Preferred Stock	-	-	-	-	(126)	(126)	(126)
Subtract: Series A Preferred Stock	($928)	($937)	($947)	($957)	-	-	-
Tangible common equity	$1,882	$2,024	$1,847	$2,583	$2,796	$2,890	$2,866
Tangible common equity to tangible assets ratio	**5.74%**	**6.73%**	**6.81%**	**9.66%**	**10.68%**	**10.69%**	**10.18%**

Non-GAAP Financial Measures, continued

(in thousands)	3Q14	4Q14	1Q15	2Q15	3Q15
Income before income taxes	$72,656	$78,928	$85,812	$88,035	$93,986
Add: Provision for losses on loans	3,843	8,193	4,397	6,636	2,956
Add: Other credit costs(1)	11,858	8,213	11,273	6,175	7,344
Add: Restructuring charges	809	3,484	(107)	4	69
Add: Visa indemnification charges	1,979	310	375	354	363
Add: Litigation contingency/settlement expenses(2)	12,349	463	-	4,400	-
Subtract: Investment securities gains, net	-	-	(725)	(1,985)	-
Adjusted Pre-tax, pre-credit costs income	$103,494	$99,591	$101,025	$103,619	$104,718

(in thousands)	3Q14	4Q14	1Q15	2Q15	3Q15
Total non-interest income	$63,985	$64,549	$65,854	$68,832	$67,059
Subtract: Investment securities gains, net	-	-	(725)	(1,985)	-
Adjusted non-interest income	$63,985	$64,549	$65,129	$66,847	$67,059

(in thousands)	3Q14	4Q14	1Q15	2Q15	3Q15
Total non-interest expense	$193,749	$184,883	$178,908	$177,806	$177,907
Other credit costs(1)	(11,858)	(8,213)	(11,273)	(6,175)	(7,344)
Restructuring charges	(809)	(3,484)	107	(5)	(69)
Visa indemnification charges	(1,979)	(310)	(375)	(354)	(363)
Litigation contingency/settlement expenses(2)	(12,349)	(463)	-	(4,400)	-
Adjusted non-interest expense	$166,754	$172,413	$167,367	$166,872	$170,131

(1) Other credit costs consist primarily of foreclosed real estate expense, net.
(2) Amounts for other periods presented herein are not reported separately as amounts are not material.

Non-GAAP Financial Measures, continued

(in thousands)	3Q14	4Q14	1Q15	2Q15	3Q15
Total average deposits	$20,938,587	$21,336,007	$21,615,049	$22,466,102	$22,860,019
Average brokered deposits	(1,494,620)	(1,602,354)	(1,594,822)	(1,555,931)	(1,357,163)
Average core deposits	19,443,967	19,733,653	20,020,227	20,910,171	21,502,856
Average state, county, and municipal (SCM) deposits	(2,045,817)	(2,184,757)	(2,224,193)	(2,277,783)	(2,124,812)
Average core deposits excluding average state, county, and municipal deposits	$17,398,150	$17,548,896	$17,796,034	$18,632,388	$19,378,044

(dollars in millions)	3Q14
Total shareholders' equity	$3,076
Add/Subtract: Accumulated other comprehensive loss (income)	25
Subtract: Goodwill	(24)
Subtract: Other intangible assets, net	(1)
Subtract: Disallowed deferred tax assets	(529)
Add: Other items	7
Subtract: Series C Preferred Stock	(126)
Subtract: Qualified trust preferred securities	(10)
Tier 1 common equity	2,418
Risk weighted assets	22,817
Tier 1 common equity ratio	10.60%

(1) Other credit costs consist primarily of foreclosed real estate expense, net.
(2) Amounts for other periods presented herein are not reported separately as amounts are not material.

Non-GAAP Financial Measures, continued

(dollars in millions)	YTD 3Q14	YTD 3Q15
Total non-interest expense	$560,115	$534,621
Subtract: Visa indemnification charges	(2,731)	(1,092)
Subtract: Litigation contingency/settlement expenses	(12,349)	(4,400)
Subtract: Credit costs	(24,621)	(24,792)
Subtract: Restructuring charges	(17,101)	33
Adjusted non-interest expense	**503,313**	**504,370**
Total net interest income*	613,135	615,691
Add: Total non-interest income	197,555	201,745
Subtract: Gain on sale of branches	(5,789)	-
Subtract: Securities gains/(losses)	(1,331)	(2,710)
Adjusted revenue	**803,570**	**814,726**
Adjusted Efficiency Ratio	**62.63%**	**61.91%**

* Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35% in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.